                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) January 21, 1999





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

 Item 5.  Other Events.

 Associates Corporation of North America (the "Company") recorded net earnings for the year ended December 31, 1998 of $952.0 million, compared with $902.5 million for the prior year period, a 5% increase. Earnings before provision for income taxes also increased 5% to $1,503.0 million for the period compared with $1,427.0 million for the prior year period.

 Net finance receivables decreased from $47.9 billion at December 31, 1997 to $46.0 billion at December 31, 1998 primarily due to the second quarter sale (the "Sale"), at book value, of $5.2 billion of the Company's participation interest in the U.S. bankcard credit card receivables of its parent, Associates First Capital Corporation ("First Capital"). The participation interest was sold to First Capital and financed by a loan between the Company and First Capital, resulting in no net decrease in total assets as a result of the sale. The decrease net finance receivables caused by the Sale was partially offset by strong growth in the Company's
 home equity lending and transportation financing portfolios.   Immediately
 subsequent to the Sale, First Capital securitized and sold, at book value, substantially all of its U.S. bankcard credit card receivables to a master trust. First Capital received $2.0 billion in proceeds from the transaction and retained a $3.2 billion certificated interest in the master
 trust.   The proceeds were used to pay down the aforementioned loan between
 First Capital and the Company.

 The Company's composite ratio of net credit losses to average net finance receivables was 1.94% for the year ended December 31, 1998, a decrease of 49 basis points from the 2.43% reported by the Company for the year ended December 31, 1997. The decrease was primarily attributable to the aforementioned Sale which resulted in a shift in product mix toward more secured portfolios. Secured portfolios typically have lower losses than unsecured portfolios. As a result of the foregoing, the allowance for losses to net finance receivables decreased to 3.00% at December 31, 1998 from 3.47% at December 31, 1997. Management believes the allowance for losses at December 31, 1998 is sufficient to provide adequate protection against losses in its portfolios.

 Certain unaudited financial information for the years ended or at December 31, 1998 and 1997 for Associates Corporation of North America is as follows (dollar amounts in millions):


                                         Year Ended or at
                                            December 31
                                        1998          1997     %Change

 TOTAL REVENUE                      $ 7,099.3     $ 7,151.1        (1)%

 EARNINGS BEFORE PROVISION FOR
  INCOME TAXES                        1,503.0       1,427.0         5

 NET EARNINGS                       952.0         902.5         5


 NET FINANCE RECEIVABLES             46,038.5      47,854.5        (4)

 TOTAL ASSETS                    56,577.3      50,531.1        12

 TOTAL DEBT                      48,633.4      43,522.0        12

 STOCKHOLDERS' EQUITY                 6,756.2       6,048.7        12


 60+DAYS CONTRACTUAL
  DELINQUENCY                            2.41%         2.35%

 NET CREDIT LOSSES (as a % of average
  net finance receivables)               1.94          2.43

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                            $1,378.9      $1,661.9       (17)

   Percent of net finance
    receivables                          3.00%         3.47%


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                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           ASSOCIATES CORPORATION OF NORTH AMERICA



                           By: /s/ John F. Stillo
                               Senior Vice President and Comptroller

 Date: January 21, 1999